EXHIBIT 10.5

EXECUTION COPY

AMENDED AND RESTATED 1ST UNITED BANCORP/1ST UNITED BANK
SUPPLEMENTAL EXECUTIVE RETIREMENT PLAN AGREEMENT

                    THIS SUPPLEMENTAL EXECUTIVE RETIREMENT PLAN AGREEMENT (the “Agreement”), originally adopted May 31, 2006, by and among 1ST UNITED BANCORP, INC. a Florida bank holding company (the “Company”), 1ST UNITED BANK, a Florida commercial bank (the “Bank”), and JOHN MARINO (the “Executive”), is hereby amended and restated, effective December 18, 2008.

                    The purpose of this Agreement is to provide specified benefits to the Executive, a member of a select group of management or highly compensated employees who contribute materially to the continued growth, development and future business success of the Company and the Bank. This Agreement shall be unfunded for tax purposes and for purposes of Title I of the Employee Retirement Income Security Act of 1974 (“ERISA”), as amended from time to time. Benefits will be paid from the general assets of the Company and the Bank.

                    The Company, the Bank and the Executive agree as provided herein.

Article 1
Definitions

                    Whenever used in this Agreement, the following words and phrases shall have the meanings specified:

                    Section 1.1 “Applicable PBGC Rate” shall have the meaning set forth in the Employment Agreement.

                    Section 1.2 “Beneficiary” means the estate of the deceased Executive or such other person designated in accordance with Article 4 that is entitled to benefits, if any, upon the death of the Executive determined pursuant to Article 4.

                    Section 1.3 “Board” means the Board of Directors of the Company.

                    Section 1.4 “Change in Control” means a change in the ownership or effective control of the Company or the Bank, or in the ownership of a substantial portion of the assets of the Company or the Bank, as such change is defined in Section 409A of the Code and regulations thereunder.

                    Section 1.5 “Code” means the Internal Revenue Code of 1986, as amended.

                    Section 1.6 “Constructive Early Termination” means that the Executive Separates from Service with the Company or the Bank for any of the reasons set forth in section 9(a) of the Employment Agreement.

                    Section 1.7 “Disability” means Executive: (i) is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than twelve (12) months; or (ii) is, by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than twelve (12) months, receiving income replacement benefits for a period of not less than three (3) months under an accident and health plan covering employees of the Bank. Medical determination of Disability may be made by either the Social Security Administration or by the provider of an accident or health plan covering employees of the Bank. Upon the request of the Plan Administrator, the Executive must submit proof to the Plan Administrator of the Social Security Administration’s or the provider’s determination.

                    Section 1.8 “Early Termination” means that, prior to Normal Retirement Age, the Executive’s employment with the Company or the Bank terminates for reasons other than Termination for Cause, death, Disability, Constructive Early Termination, or a Change in Control.

                    Section 1.9 “Effective Date” means June 1, 2006.

                    Section 1.10 “Employment Agreement” means that Employment Agreement dated March 4, 2004 among the Executive, the Company and the Bank, as amended and restated effective as of the date hereof.

                    Section 1.11 “Final Base Salary” means the average base annual salary, excluding bonuses, commissions, fringe benefits, and incentive compensation but including deferrals under any retirement, reimbursement or cafeteria plan, of the highest three (3) of the last five (5) years in which the Executive is employed by the Company or the Bank.

                    Section 1.12 “Normal Retirement Age” means the Executive’s sixty-fifth (65th) birthday.

                    Section 1.13 “Normal Retirement Date” means the later of the Normal Retirement Age or the effective date of Separation from Service.

                    Section 1.14 “Plan Administrator” means the plan administrator described in Article 8.

                    Section 1.15 “Plan Year” means each twelve-month period commencing on the Effective Date.

                    Section 1.16 “Separation from Service” means the Executive’s separation from service (within the meaning of Section 409A of the Code and the regulations thereunder) with the Bank and the Company.

                    Section 1.17 “Specified Employee” means a key employee (as defined in Section 416(i) of the Code without regard to paragraph 5 thereof) of the Company or the Bank (as determined in accordance with the methodology established by the Company as in effect on the date of the Executive’s Separation from Service) if any stock of the Company or the Bank is publicly traded on an established securities market or otherwise.

                    Section 1.18 “Termination for Cause” means discharge of the Executive for “cause” as defined in the Employment Agreement.

                    Section 1.19 “Vesting Commencement Date” means the first day of the calendar month following the calendar quarter in which the Company and the Bank first have consolidated total assets of at least $250 million, as reported by the Company and the Bank to their banking regulators.

Article 2
Benefits During Lifetime

                    Section 2.1 Normal Retirement Benefit. Subject to Sections 2.5 and 2.6, upon Separation from Service on or after the Normal Retirement Age for reasons other than death, the Company and the Bank shall jointly and severally pay to the Executive the benefit described in this Section 2.1 in lieu of any other benefit under this Article.

2.1.1 Amount of Benefit. The annual benefit under this Section 2.1 is thirty percent (30%) of the Executive’s Final Base Salary.

                    2.1.2 Payment of Benefit. The annual benefit shall be paid to the Executive in twelve (12) equal monthly installments commencing on the first day of the month following the Executive’s Normal Retirement Date, and continuing on the first of each month thereafter for a total period of twenty (20) years.

                    Section 2.2 Early Termination Benefit. Subject to Sections 2.5 and 2.6, upon Early Termination, the Company and the Bank shall jointly and severally pay to the Executive the benefit described in this Section 2.2 in lieu of any other benefit under this Article.

                    2.2.1 Amount of Benefit. The annual benefit under this Section 2.2 is thirty percent (30%) of Executive’s Final Base Salary, subject to the following vesting schedule. Prior to the Vesting Commencement Date, the Executive shall not be vested in any Early Termination benefits.

Full Calendar Years Subsequent to the Vesting Commencement Date	Vested Portion of Benefit

1	20%
2	40%
3	47.5%
4	55%
5	62.5%
6	70%
7	77.5%
8	85%
9	92.5%
10 or more	100%

                    2.2.2 Payment of Benefit. The annual benefit shall be paid to the Executive in twelve (12) equal monthly installments commencing on the first day of the month following the Executive’s attainment of Normal Retirement Age, and continuing on the first of each month thereafter for a total period of twenty (20) years.

                    Section 2.3 Constructive Early Termination Benefit. Subject to Sections 2.5 and 2.6, upon Constructive Early Termination, the Company and the Bank shall jointly and severally pay to the Executive the benefit described in this Section 2.3 in lieu of any other benefit under this Article.

2.3.1 Amount of Benefit. The annual benefit under this Section 2.3 is thirty percent (30%) of the Executive’s Final Base Salary.

                    2.3.2 Payment of Benefit. The annual benefit shall be paid to the Executive in twelve (12) equal monthly installments commencing on the first day of the month following the Executive’s Normal Retirement Age, and continuing on the first of each month thereafter for a total period of twenty (20) years.

                    Section 2.4 Disability Benefit. Subject to Sections 2.5 and 2.6, upon Separation from Service due to Disability prior to Normal Retirement Age, the Company and the Bank shall jointly and severally pay to the Executive the benefit described in this Section 2.4 in lieu of any other benefit under this Article.

2.4.1 Amount of Benefit. The annual benefit under this Section 2.4 is thirty percent (30%) of the Executive’s Final Base Salary.

                    2.4.2 Payment of Benefit. The annual benefit shall be paid to the Executive in twelve (12) equal monthly installments commencing on the first day of the month following the Executive’s Normal Retirement Age, and continuing on the first of each month thereafter for a total period of twenty (20) years.

                    Section 2.5 Change in Control Benefit. Notwithstanding any provision of this Agreement to the contrary, upon a Change in Control while the Executive is in the active service of the Company and the Bank, the Company and the Bank shall jointly and severally pay to the Executive the benefit described in this Section 2.5 in lieu of any other benefit under this Article.

                    2.5.1 Amount of Benefit. The benefit under this Section 2.5 shall equal the lump sum present value as of the date of payment, determined based on the Applicable PBGC Rate for the month of payment, of a hypothetical annual benefit of seventy percent (70%) of the Executive’s Final Base Salary that would be payable in twelve (12) equal monthly installments commencing on the first day of the month following the Change in Control, and continuing on the first of each month thereafter for a total period of twenty (20) years.

2.5.2 Payment of Benefit. The benefit shall be paid to the Executive within thirty (30) days of the Change in Control.

                    Section 2.6 Change in Control Following Separation From Service. In the event that a Change in Control occurs following a Separation From Service with respect to which the Executive has a future entitlement to payments under this Article 2 or under Article 3 but prior to all such payments having been distributed, the present value (determined as of the date of payment, determined based on the Applicable PBGC Rate for the month of payment) of all such payments not previously distributed shall be paid to the Executive within thirty (30) days of the Change in Control (which lump sum payment shall serve in lieu of any subsequent payments hereunder).

                    Section 2.7 Restriction on Timing of Distribution. Notwithstanding any provision of this Agreement to the contrary, if the Executive is considered a Specified Employee at Separation from Service under such procedures as established by the Company and the Bank in accordance with Section 409A of the Code, benefit distributions that are made upon Separation from Service may not commence earlier than six (6) months after the date of such Separation from Service. Therefore, in the event this Section 2.7 is applicable to the Executive, any distribution which would otherwise be paid to the Executive within the first six months following the Separation from Service shall be accumulated and paid to the Executive in a lump sum on the first day of the seventh month following the Separation from Service. All subsequent distributions shall be paid in the manner specified.

                    Section 2.8 Distributions Upon Income Inclusion Under Section 409A of the Code. Upon the inclusion of any portion of the benefits payable pursuant to this Agreement into the Executive’s income as a result of the failure of this non-qualified deferred compensation plan to comply with the requirements of Section 409A of the Code, to the extent such tax liability can be covered by the Executive’s vested accrued liability, a distribution shall be made as soon as is administratively practicable following the discovery of the plan failure.

                    Section 2.9 Change in Form or Timing of Distributions. All changes in the form or timing of distributions hereunder must comply with the following requirements. The changes:

(a) may not accelerate the time or schedule of any distribution, except as provided in Section 409A of the Code and the regulations thereunder;

                    (b) must, for benefits distributable under Sections 2.1, 2.2, 2.3, 2.4 and 2.5, delay the commencement of distributions for a minimum of five (5) years from the date the first distribution was originally scheduled to be made; and

(c) must take effect not less than twelve (12) months after the election is made.

Article 3
Death Benefits

                    Section 3.1 Death During Active Service. If the Executive dies prior to a Change in Control while in the active service of the Company and the Bank, the Company and the Bank shall jointly and severally pay to the Beneficiary the benefit described in this Section 3.1. This benefit shall be paid in lieu of the benefits under Article 2.

                    3.1.1 Amount of Benefit. The annual benefit under this Section 3.1 is thirty percent (30%) of the Executive’s Final Base Salary. For purposes of determining Final Base Salary under this Section 3.1, if at the time of his death the Executive was employed by the Company and the Bank for (i) less than five (5) years, the average base salary shall be based on the highest three (3) of the total years employed or (ii) less than three (3) years, the average base salary shall be the highest base salary in any year employed.

                    3.1.2 Payment of Benefit. The annual benefit shall be paid to the Beneficiary in twelve (12) equal monthly installments commencing within sixty (60) days following the Executive’s death, and continuing on the first of each month thereafter until two hundred forty (240) total payments have been made.

                    Section 3.2 Death During Payment of a Benefit. If the Executive dies after any benefit payments have commenced under Article 2 of this Agreement but before receiving all such payments, the Company and the Bank shall jointly and severally pay the remaining benefits to the Beneficiary at the same time and in the same amounts they would have been paid to the Executive had the Executive survived.

                    Section 3.3 Death After Separation from Service But Before Payment of a Benefit Commences. If the Executive is entitled to any benefit payments under Article 2 of this Agreement, but dies prior to the commencement of said benefit payments, the Company and the Bank shall jointly and severally pay the same benefit payments to the Beneficiary that the Executive was entitled to prior to death except that the benefit payments shall commence within sixty (60) days following the date of the Executive’s death.

Article 4
Beneficiaries

                    Section 4.1 Beneficiary. The Executives shall have the right, at any time, to designate a Beneficiary(ies) to receive any benefit distributions under this Agreement upon the death of the Executive. The Beneficiary designated under this Agreement may be the same as or different from the beneficiary designation under any other plan of the Company or the Bank in which the Executive participates.

                    Section 4.2 Beneficiary Designation: Change. The Executive shall designate a Beneficiary by completing and signing the Beneficiary Designation Form, and delivering it to the Plan Administrator or its designated agent. The Executive’s beneficiary designation shall be deemed automatically revoked if the Beneficiary predeceases the Executive or if the Executive names a spouse as Beneficiary and the marriage is subsequently dissolved. The Executive shall have the right to change a Beneficiary by completing, signing and otherwise complying with the terms of the Beneficiary Designation Form and the Plan Administrator’s rules and procedures, as in effect from time to time. Upon the acceptance by the Plan Administrator of a new Beneficiary Designation Form, all Beneficiary designations previously filed shall be cancelled. The Plan Administrator shall be entitled to rely on the last Beneficiary Designation Form filed by the Executive and accepted by the Plan Administrator prior to the Executive’s death.

                    Section 4.3 Acknowledgment. No designation or change in designation of a Beneficiary shall be effective until received, accepted and acknowledged in writing by the Plan Administrator or its designated agent.

                    Section 4.4 No Beneficiary Designation. If the Executive dies without a valid beneficiary designation, or if all designated Beneficiaries predecease the Executive, then the

Executive’s spouse shall be the designated Beneficiary. If the Executive has no surviving spouse, the benefits shall be made to the personal representative of the Executive’s estate.

                    Section 4.5 Facility of Distribution. If the Plan Administrator determines in its discretion that a benefit is to be distributed to a minor, to a person declared incompetent, or to a person incapable of handling the disposition of that person’s property, the Plan Administrator may direct distribution of such benefit to the guardian, legal representative or person having the care or custody of such minor, incompetent person or incapable person. The Plan Administrator may require proof of incompetence, minority or guardianship as it may deem appropriate prior to distribution of the benefit. Any distribution of a benefit shall be a distribution for the account of the Executive and the Executive’s Beneficiary, as the case may be, and shall be a complete discharge of any liability under the Agreement for such distribution amount.

Article 5
General Limitations

                    Section 5.1 Termination for Cause. Notwithstanding any provision of this Agreement to the contrary, the Company and the Bank shall not pay any benefit under this Agreement if the Executive’s employment with the Company or the Bank terminates due to Termination for Cause.

                    Section 5.2 Suicide or Misstatement. Notwithstanding any provision of this Agreement to the contrary, the Company and the Bank shall not pay any benefit under this Agreement if the Executive commits suicide within two (2) years after the Effective Date. In addition, the Company and the Bank shall not pay any benefit under this Agreement if the Executive has made any material misstatement of fact on any application for life insurance owned by the Company or the Bank on the Executive’s life.

Article 6
Claims And Review Procedures

                    Section 6.1 Claims Procedure. An Executive or Beneficiary (“claimant”) who has not received benefits under the Agreement that he or she believes should be paid shall make a claim for such benefits as follows:

                    6.1.1 Initiation – Written Claim. The claimant initiates a claim by submitting to the Plan Administrator a written claim for the benefits. If such a claim relates to the contents of a notice received by the claimant, the claim must be made within sixty (60) days after such notice was received by the claimant. All other claims must be made within one hundred eighty (180) days of the date on which the event that caused the claim to arise occurred. The claim must state with particularity the determination desired by the claimant.

                    6.1.2 Timing of Plan Administrator Response. The Plan Administrator shall respond to such claimant within ninety (90) days after receiving the claim. If the Plan Administrator determines that special circumstances require additional time for processing the claim, the Plan Administrator can extend the response period by an additional 90 days by notifying the claimant in writing, prior to the end of the initial 90-

day period, that an additional period is required. The notice of extension must set forth the special circumstances and the date by which the Plan Administrator expects to render its decision.

                    6.1.3 Notice of Decision. If the Plan Administrator denies part or all of the claim, the Plan Administrator shall notify the claimant in writing of such denial. The Plan Administrator shall write the notification in a manner calculated to be understood by the claimant. The notification shall set forth:

(a) The specific reasons for the denial;

(b) A reference to the specific provisions of the Agreement on which the denial is based;

(c) A description of any additional information or material necessary for the claimant to perfect the claim and an explanation of why it is needed;

(d) An explanation of the Agreement’s review procedures and the time limits applicable to such procedures; and

(e) A statement of the claimant’s right to bring a civil action under ERISA Section 502(a) following an adverse benefit determination on review.

                    Section 6.2 Review Procedure. If the Plan Administrator denies part or all of the claim, the claimant shall have the opportunity for a full and fair review by the Plan Administrator of the denial, as follows:

                    6.2.1 Initiation – Written Request. To initiate the review, the claimant, within sixty (60) days after receiving the Plan Administrator’s notice of denial, must file with the Plan Administrator a written request for review.

                    6.2.2 Additional Submissions – Information Access. The claimant shall then have the opportunity to submit written comments, documents, records and other information relating to the claim. The Plan Administrator shall also provide the claimant, upon request and free of charge, reasonable access to, and copies of, all documents, records and other information relevant (as defined in applicable ERISA regulations) to the claimant’s claim for benefits.

                    6.2.3 Considerations on Review. In considering the review, the Plan Administrator shall take into account all materials and information the claimant submits relating to the claim, without regard to whether such information was submitted or considered in the initial benefit determination.

                    6.2.4 Timing of Plan Administrator Response. The Plan Administrator shall respond in writing to such claimant within sixty (60) days after receiving the request for review. If the Plan Administrator determines that special circumstances require additional time for processing the claim, the Plan Administrator can extend the response period by an additional sixty (60) days by notifying the claimant in writing, prior to the end of the initial 60-day period, that an additional period is required. The notice of extension must set forth the special circumstances and the date by which the Plan Administrator expects to render its decision.

                    6.2.5 Notice of Decision. The Plan Administrator shall notify the claimant in writing of its decision on review. The Plan Administrator shall write the notification in a manner calculated to be understood by the claimant. The notification shall set forth:

(a) The specific reasons for the denial;

(b) A reference to the specific provisions of the Agreement on which the denial is based;

                    (c) A statement that the claimant is entitled to receive, upon request and free of charge, reasonable access to, and copies of, all documents, records and other information relevant (as defined in applicable ERISA regulations) to the claimant’s claim for benefits; and

(d) A statement of the claimant’s right to bring a civil action under ERISA Section 502(a).

Article 7
Amendments and Termination

                    Section 7.1 Amendments. This Agreement may be amended only by a written agreement signed by the Company, the Bank and the Executive. However, the Company and the Bank may unilaterally amend this Agreement to conform with written directives to the Company and the Bank from its auditors or banking regulators or to comply with legislative or tax law, including without limitation Section 409A of the Code and any and all regulations and guidance promulgated thereunder.

                    Section 7.2 Plan Termination Generally. This Agreement may be terminated only by a written agreement signed by the Company, the Bank and the Executive, in which case the Executive shall receive the Early Termination Benefit, determined as of the date the Agreement is terminated. Except as provided in Section 7.3, the termination of this Agreement shall not cause a distribution of benefits under this Agreement. Rather, upon such termination benefit distributions will be made at the earliest distribution event permitted under Article 2 or Article 3 (and permissible under Section 409A of the Code and the regulations thereunder).

                    Section 7.3 Plan Terminations Under Section 409A. Notwithstanding anything to the contrary in Section 7.2, if this Agreement terminates in the following circumstances:

                    (a) Within thirty (30) days before, or twelve (12) months after a Change in Control, provided that all distributions are made no later than twelve (12) months following such termination of the Agreement and further provided that all the Company’s and the Bank’s arrangements which are substantially similar to the Agreement are terminated so the Executive and all participants in the similar arrangements are required to receive all amounts of compensation deferred under the terminated arrangements within twelve (12) months of such terminations;

                    (b) Upon the Company’s and the Bank’s dissolution or with the approval of a bankruptcy court, provided that the amounts deferred under the Agreement are included in the Executive’s gross income in the latest of (i) the calendar year in which the Agreement terminates; (ii) the calendar year in which the amount is no longer subject to a substantial risk of forfeiture; or (iii) the first calendar year in which the distribution is administratively practical; or

                    (c) Upon the Company’s and the Bank’s termination of this and all other arrangements that would be aggregated with this Agreement pursuant to Treasury Regulations Section 1.409A-1(c) if the Executive participated in such arrangements (“Similar Arrangements”), provided that (i) the termination and liquidation does not occur proximate to a downturn in the financial health of the Company and the Bank, (ii) all termination distributions are made no earlier than twelve (12) months and no later than twenty-four (24) months following such termination, and (iii) the Company and the Bank do not adopt any new arrangement that would be a Similar Arrangement for a minimum of three (3) years following the date the Company and the Bank take all necessary action to irrevocably terminate and liquidate the Agreement;

the Company and the Bank may distribute the present value (determined as of the date of distribution, based on the Applicable PBGC Rate) of the Early Termination Benefit (determined as of the date of the termination of the Agreement) to the Executive in a lump sum on the first date permitted by Treasury Regulations Section 1.409A-3(j)(4)(ix).

Article 8
Administration of Agreement

                    Section 8.1 Plan Administrator Duties. This Agreement shall be administered by a Plan Administrator which shall consist of the Board, or such committee or person(s) as the Board shall appoint. The Executive may be a member of the Plan Administrator. The Plan Administrator shall be the named fiduciary for purposes of ERISA, if applicable, and shall also have the discretion and authority to (i) make, amend, interpret and enforce all appropriate rules and regulations for the administration of this Agreement and (ii) decide or resolve any and all questions including interpretations of this Agreement, as may arise in connection with the Agreement.

                    Section 8.2 Agents. In the administration of this Agreement, the Plan Administrator may employ agents and delegate to them such administrative duties as it sees fit, (including acting through a duly appointed representative), and may from time to time consult with counsel who may be counsel to the Company.

                    Section 8.3 Binding Effect of Decisions. The decision or action of the Plan Administrator with respect to any question arising out of or in connection with the administration, interpretation and application of the Agreement and the rules and regulations promulgated hereunder shall be final and conclusive and binding upon all persons having any interest in the Agreement. No Executive or Beneficiary shall be deemed to have any right, vested or nonvested, regarding the continued use of any previously adopted assumptions, including but not limited to the Discount Rate.

                    Section 8.4 Indemnity of Plan Administrator. The Company and the Bank shall jointly and severally indemnify and hold harmless the members of the Plan Administrator against any and all claims, losses, damages, expenses or liabilities arising from any action or failure to act with respect to this Agreement, except in the case of willful misconduct by the Plan Administrator or any of its members.

                    Section 8.5 Company Information. To enable the Plan Administrator to perform its functions, the Company shall supply full and timely information to the Plan Administrator on all matters relating to the date and circumstances of the base salary, retirement, Disability, death, or Separation from Service of the Executive, and such other pertinent information as the Plan Administrator may reasonably require.

                    Section 8.6 Annual Statement. The Plan Administrator shall provide to the Executive, within one hundred twenty (120) days after the end of each Plan Year, a statement setting forth the benefits payable under this Agreement.

Article 9
Miscellaneous

                    Section 9.1 Binding Effect. This Agreement shall inure to the benefit of and bind the Executive, the Company and the Bank, and their beneficiaries, survivors, executors, successors, administrators and permitted transferees.

                    Section 9.2 No Guarantee of Employment. This Agreement is not an employment policy or contract. It does not give the Executive the right to remain an employee of the Company or the Bank, nor does it interfere with the Company’s or the Bank’s right to discharge the Executive under the terms of the Employment Agreement. It also does not require the Executive to remain an employee nor interfere with the Executive’s right to terminate employment at any time.

                    Section 9.3 Non-Transferability. Benefits under this Agreement cannot be sold, transferred, assigned, pledged, attached or encumbered in any manner, except by the laws of descent and distribution.

                    Section 9.4 Tax Withholding. The Company and the Bank shall withhold any taxes that are required to be withheld, including but not limited to taxes owed under Section 409A of the Code and regulations thereunder, from the benefits provided under this Agreement. The Executive acknowledges that the Company and the Bank’s sole liability regarding taxes is to forward any amounts withheld to the appropriate taxing authority(ies). Further, the Company and the Bank shall satisfy all applicable reporting requirements, including those under Section 409A of the Code and regulations thereunder.

                    Section 9.5 Applicable Law. The Agreement and all rights hereunder shall be governed by the laws of the State of Florida (without regard to principles of conflicts of laws), except to the extent preempted by the laws of the United States of America.

                    Section 9.6 Unfunded Arrangement. The Executive and Beneficiary are general unsecured creditors of the Company and the Bank for the payment of benefits under this Agreement. The benefits represent the mere promise by the Company and the Bank to pay such benefits. The rights to benefits are not subject in any manner to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance, attachment, or garnishment by creditors. Any insurance on the Executive’s life is a general asset of the Company and/or the Bank to which the Executive and Beneficiary have no preferred or secured claim.

                    Section 9.7 Reorganization. The Company and/or the Bank shall not merge or consolidate into or with another company or bank, or reorganize, or sell substantially all of its assets to another company, bank, firm, or person unless such succeeding or continuing company, bank, firm, or person agrees to assume and discharge the obligations of the Company and the Bank under this Agreement. Upon the occurrence of such event, the terms “Company” and “Bank” as used in this Agreement shall be deemed to refer to the successors or survivor entities.

                    Section 9.8 Entire Agreement. This Agreement constitutes the entire agreement between the Company, the Bank and the Executive as to the subject matter hereof. No rights are granted to the Executive by virtue of this Agreement other than those specifically set forth herein.

                    Section 9.9 Interpretation. Wherever the fulfillment of the intent and purpose of this Agreement requires, and the context will permit, the use of the masculine gender includes the feminine and use of the singular includes the plural.

                    Section 9.10 Alternative Action. In the event it shall become impossible for the Company, the Bank or the Plan Administrator to perform any act required by this Agreement, the Company, the Bank or Plan Administrator may in its discretion perform such alternative act as most nearly carries out the intent and purpose of this Agreement and is in the best interests of the Company, the Bank, provided that such alternative acts do not violate Section 409A of the Code.

                    Section 9.11 Headings. Article and section headings are for convenient reference only and shall not control or affect the meaning or construction of any of its provisions.

                    Section 9.12 Validity. In case any provision of this Agreement shall be illegal or invalid for any reason, said illegality or invalidity shall not affect the remaining parts hereof.

                    Section 9.13 Notice. Any notice or filing required or permitted to be given to the Company or the Bank or Plan Administrator under this Agreement shall be sufficient if in writing and hand-delivered, or sent by overnight delivery, or sent by registered or certified mail, to the address below:

                              1st United Bancorp, Inc.
                              Attn: Chairman
                              One North Federal Highway
                              Boca Raton, FL 33432

Any notice or filing required or permitted to be given to the Executive under this Agreement shall be sufficient if in writing and hand-delivered, or sent by mail, to the last known address of the Executive according to the Company’s and the Bank’s records. All notices shall be deemed given as of the date of delivery or, if delivery is made by mail, as of the date of receipt as shown on the postmark on the receipt for registration or certification.

                    Section 9.14 Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which taken together shall constitute one and the same instrument. Confirmation of execution by electronic transmission of a facsimile signature page shall be binding upon any party so confirming

                    Section 9.15 Compliance with Section 409A. This Agreement shall at all times be administered and the provisions of this Agreement shall be interpreted consistent with the requirements of Section 409A of the Code and any and all regulations thereunder, including such regulations as may be promulgated after the Effective Date of this Agreement.

                    Section 9.16 Rescissions. Any modification to the terms of this Agreement that would inadvertently result in an additional tax liability on the part of the Executive, shall have no effect to the extent the change in the terms of the plan is rescinded by the earlier of a date before the right is exercised (if the change grants a discretionary right) and the last day of the calendar year during which such change occurred.

                    Section 9.17 Arbitration. Subject to the parties’ right to seek equitable remedies under Section 9.18, all claims for monetary damages and disputes relating in any way to the performance, interpretation, validity, or breach of this Agreement shall be referred to final and binding arbitration, before a single arbitrator, under the commercial arbitration rules of the American Arbitration Association in Palm Beach County, Florida. The arbitrator shall be selected by the parties and if the parties are unable to reach agreement on selection of the arbitrator within ten (10) days after the notice of arbitration is served, then the arbitrator will be selected by the American Arbitration Association. All documents, materials, and information in the possession of a party to this Agreement and in any way relevant to the claims or disputes shall be made available to the other parties for review and copying not later than 60 days after the notice of arbitration is served. To the extent that a party would be required to make confidential information available to any other, an agreement or an order shall be entered in the proceeding protecting the confidentiality of and limiting access to such information before a party is required to produce such information. Information produced by a party shall be used exclusively in the arbitration or litigation that may arise, and shall not otherwise be disclosed. In no event shall a party be entitled to punitive damages in any arbitration or judicial proceeding and all parties hereby waive their rights to any punitive damages. In the event an arbitration panel or a court concludes that the punitive damages waiver contained in the previous sentence is unenforceable, then the parties agree that the court with subject matter jurisdiction over the confirmation of the award shall have sole and exclusive jurisdiction to determine issues of entitlement and amount of punitive damages. The arbitrator shall NOT have subject matter jurisdiction to decide any issues relating to the statute of limitations or to any request for injunctive relief, and the parties hereby stipulate to stay the arbitration proceeding (without the need of a bond) until any such issues in dispute are resolved. Judgment upon the award rendered by the arbitrator shall be final, binding and conclusive upon the parties and their respective administrators, personal representatives, legal representatives, heirs, successors and permitted assigns, and may be entered in any court of competent jurisdiction.

                    Section 9.18 Equitable Remedies. Each of the parties acknowledges that the parties will be irreparably damaged (and damages at law would be an inadequate remedy) if this Agreement is not specifically enforced. Therefore, in the event of a breach or threatened breach by any party of any provision of this Agreement, then the other parties shall be entitled, in addition to all other rights or remedies, (a) to an injunction restraining such breach, without being required to show any actual damage or to post an injunction or other bond, or (b) to a decree for specific performance of the provisions of this Agreement, or both.

                    Section 9.19 Enforcement Costs. If any civil action, arbitration or other legal proceeding is brought for the enforcement of this Agreement, or because of an alleged dispute, breach, default or misrepresentation in connection with any provision of this Agreement, the successful or prevailing party or parties shall be entitled to recover reasonable attorneys’ fees, court costs, sales and use taxes and all expenses even if not taxable as court costs (including, without limitation, all such fees, taxes, costs and expenses incident to arbitration, appellate, bankruptcy and post-judgment proceedings), incurred in that proceeding, in addition to any other relief to which such party or parties may be entitled. Attorneys’ fees shall include, without limitation, paralegal fees, investigative fees, administrative costs, sales and use taxes and all other charges billed by the attorney to the prevailing party (including any fees and costs associated with collecting such amounts).

                    IN WITNESS WHEREOF, the Executive and a duly authorized representative of the Company and of the Bank have signed this Agreement.

EXECUTIVE:	COMPANY:
1st UNITED BANCORP, INC.

/s/ John Marino	By:	/s/ Rudy E. Schupp

John Marino	Title: Chief Executive Officer

BANK:
1st UNITED BANK

	By:	/s/ Rudy E. Schupp

Title: Chief Executive Officer